Exhibit 99.5

Date: 12 August 2025

Board of Directors

APEX Global Solutions Limited

1 Tuas View Place,

#03-14, Westlink One,

Singapore 637433

Dear Sirs

CONSENT TO INCLUDE REPORT AND REFERENCE CONVERGING KNOWLEDGE PTE LTD IN REGISTRATION STATEMENT

We, Converging Knowledge Pte Ltd, hereby grant our formal written consent to:

1.	Include, in whole or in part, the report prepared by Converging Knowledge Pte Ltd - The Corrosion Prevention Services Industry in Singapore (the "Report") in connection with your registration statement or any related documents filed with the relevant regulatory authorities; and

2.	Reference Converging Knowledge Pte Ltd as the source of the Report within such registration statement and any accompanying materials.

We understand that this consent will be filed publicly as an exhibit to your registration statement and that our name may appear in such filing solely in the context described above.

This consent is provided solely for the purpose of the aforementioned filing and does not grant any broader rights for reproduction, distribution, or other use of the Report or our name without our prior written approval.

Should you require any further information or clarification regarding this consent, please feel free to contact us.

For and on behalf of Converging Knowledge Pte. Ltd.

/s/ Janet Huang

Dr. Janet Huang
Director

SINGAPORE Tel: +65 6225 8781 /82 /85 Fax: +65 6323 0132 19 Keppel Road, #07-04, Jit Poh Building, Singapore 089058 (Co.Reg.No: 200200797W)	MALAYSIA Tel: +603 7494 6039 Fax: +603 7493 5919 E-8-6 Megan Avenue 1, No. 189 Jalan Tun Razak, 50400 KL, Malaysia (Co.Reg.No: 201001042930 (926858-U))	HONG KONG Tel: +852 8197 8261 Fax: +852 3118 6161 Suite A, 12/F Ritz Plaza, 122 Austin Road, TST Kowloon, Hong Kong (Co.Reg.No: 50030156)